Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in pre-effective amendment No. 1 to the Registration Statement on Form F-3 and the related Prospectus of Manulife Financial Corporation for the registration of the subordinated guarantee relating to John Hancock Variable Life Insurance Company’s market value adjustment interests under deferred annuity contracts and to the incorporation by reference therein of our report dated February 10, 2005 (except as to note 23(i) which is as of April 21, 2005), with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2004 and 2003 and for the years then ended, as amended, included in its First Amended Annual Report (Form 40-F/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and the incorporation by reference therein of our report dated February 5, 2004 (except as to note 16, which is as of September 14, 2004 and note 17(g) which is as of April 21, 2005), with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2003 and 2002 and for the years then ended, as amended, included in its Fourth Amended Annual Report (Form 40-F/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Toronto, Ontario

June 24, 2005